Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) dated effective as of May 31, 2019, is entered into by and between LINDSAY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

Recitals

WHEREAS, Borrower and Bank are parties to that certain Amended and Restated Revolving Credit Agreement dated as of February 18, 2015, as amended by that First Amendment to Amended and Restated Revolving Credit Agreement dated as of February 28, 2017 (as so amended, the “Credit Agreement”), pursuant to which Bank agreed to lend to Borrower an aggregate principal sum of up to $50,000,000.00;

WHEREAS, Borrower and Bank desire to amend the Credit Agreement as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

1.    New Definition. A new definition is hereby added to Section 1.1 of the Credit Agreement, in appropriate alphabetical order, reading as follows:

“Pricing Grid” means the following:

Leverage Ratio*	LIBOR Rate Margin	Unused Commitment Fee Percentage
< 0.75x	0.90%	0.15% per annum
> 0.75x < 1.50x	1.25%	0.15% per annum
> 1.50x < 2.00x	1.45%	0.15% per annum
> 2.00x < 2.50x	1.65%	0.15% per annum
> 2.50x < 2.75x	1.80%	0.20% per annum
> 2.75x	2.00%	0.25% per annum

*Calculated on a four fiscal quarter rolling basis as provided in the definition of “Leverage Ratio.”

The Unused Commitment Fee Percentage and LIBOR Rate Margin shall adjust on a quarterly basis, based on the Leverage Ratio for the most recently completed fiscal quarter, as reflected in the Compliance Certificate for such fiscal quarter.

2.    Authorized Individual. The definition of “Authorized Individual” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Authorized Individual” means any of the following individuals, or any other individual that Borrower may designate from time to time by providing written notice to Bank:

Tim Hassinger

Brian Ketcham

3.    Consolidated EBITDA. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (1) the sum, to the extent deducted in calculating Consolidated Net Income for such period, of (a) Consolidated Interest Expense, (b) federal, state and local income taxes, (c) depreciation, amortization and other non-cash stock compensation, determined on a consolidated basis in accordance with GAAP, (d) all other non-cash expenses other than recurring accruals in the ordinary course, and (e) solely for the periods ending May 31, 2019 through May 31, 2020, extraordinary, unusual and non-recurring cash expense or loss disclosed as a “non-GAAP financial measure” (as defined in Regulation G promulgated by the Securities and Exchange Commission) minus (2) the sum of (a) all cash payments that did not reduce Consolidated Net Income for such period made in respect of non-cash charges described in clause (1)(d) and included in Consolidated EBITDA for a prior period and (b) to the extent included in calculating Consolidated Net Income for the periods ending May 31, 2019 through May 31, 2020, any extraordinary, unusual and non-recurring income or gain disclosed as a “non-GAAP financial measure” (as defined in Regulation G promulgated by the Securities and Exchange Commission). Notwithstanding the foregoing, the net additions or deductions, as the case may be, pursuant to (1)(e) and (2)(b) above shall be limited to an aggregate of $16,000,000 for such period. For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Borrower or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of any of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

4.    LIBOR Rate Margin. The definition of “LIBOR Rate Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR Rate Margin” means, for any fiscal quarter, the “LIBOR Rate Margin” in effect pursuant to the Pricing Grid, based on the Leverage Ratio set forth in the most recent Compliance Certificate delivered by Borrower.

5.    Termination Date. The definition of “Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by deleting “February 28, 2020” where it appears therein and replacing with “May 31, 2022”.

6.    Unused Commitment Fee. The definition of “Unused Commitment Fee” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Unused Commitment Fee” means, for any fiscal quarter, an amount equal to (a) the “Unused Commitment Fee Percentage” in effect pursuant to the Pricing Grid, based on the Leverage Ratio set forth in the most recent Compliance Certificate delivered by Borrower, multiplied by (b) the difference between the Maximum Amount and the average daily basis of Outstanding Credit during such fiscal quarter. Such fee shall be computed on the basis of a 360-day year and actual days elapsed.

7.    Letter of Credit Subfeature. The first sentence of paragraph (1) of Section 2.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Each standby Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided, however, that no standby Letter of Credit shall have an expiry date more than three hundred sixty five (365) days beyond the Termination Date. A Letter of Credit with an expiry date that extends beyond the Termination Date in accordance with the immediately preceding sentence is referred to as an “Extended Letter of Credit”. If an Extended Letter of Credit remains outstanding on a date (the “Cash Collateral Funding Date”) that is either (a) five (5) business days prior to the Termination Date, or (b) after the date on which Borrower notifies Bank that this Agreement is to be terminated or the Line of Credit is no longer to be maintained with Bank, Borrower shall, on the Cash Collateral Funding Date, deposit cash collateral in a special collateral account to be established and maintained with Bank (the “Letter of Credit Collateral Account”) in an amount equal to 105.00% of the then applicable stated amount of the Extended Letter of Credit.

8.    Leverage Ratio. Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Leverage Ratio not greater than:

(i)    3.50 to 1.00 for the fiscal quarters ended May 31, 2019 through May 31, 2020; and

(ii)    3.00 to 1.00 for the fiscal quarters ended August 31, 2020 and thereafter.

9.    Compliance Certificate. Schedule II to Schedule 5.3(c) of the Credit Agreement is hereby amended by deleting “2.50” where it appears therein and replacing with the following:

3.50 for the fiscal quarters ended May 31, 2019 through May 31, 2020

3.00 for the fiscal quarters ended August 31, 2020 and thereafter

10.    Hedging Agreements. Schedule 6.7 of the Credit Agreement is hereby amended by adding “as the same may be further amended, modified, supplemented and restated from time to time” immediately following the word “Borrower” in paragraph (3) thereof.

11.    Effectiveness. This Amendment shall become effective once Bank shall have received (a) counterparts of this Amendment duly executed by the Borrower; and (b) such other documents, actions or assurances as Bank may reasonably request.

12.    Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a)    The execution, delivery and performance by Borrower of this Amendment and the Credit Agreement, as amended hereby, (i) are within Borrower’s powers, (ii) have been duly authorized by all necessary action, (iii) do not result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to the Collateral, and (iv) do not contravene (A) Borrower’s organizational documents, or (B) any law or contractual restriction binding on or affecting Borrower.

(b)    This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(c)    There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(d)    No breach of any representation or warranty made by Borrower pursuant to Article 5 of the Credit Agreement or any covenant made by Borrower pursuant to Article 6 of the Credit Agreement has occurred and is continuing.

13.    Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment. Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

14.    Execution in Counterparts. This Amendment may be executed in one or more counterparts, not all of which need to be signed by the same parties, but all of which taken together shall constitute one and the same instrument. The parties may execute this Amendment and exchange counterparts by means of facsimile transmission or electronic mail, and the parties agree that the receipt of such counterparts shall be binding on the parties and shall be construed as originals.

15.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict of laws.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed as of the day and year first written above.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Paul J. Johnson
Name:	Paul J. Johnson
Title:	Senior Vice President

BORROWER:

LINDSAY CORPORATION, a Delaware corporation

By:	/s/ Brian Ketcham
Name:	Brian Ketcham
Title:	Senior Vice President and Chief Financial Officer

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